Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Listed below are our subsidiaries as of the date of this report. Names of certain inactive or minor subsidiaries have been omitted. All listed subsidiaries are wholly owned by us.

Jurisdiction of
Subsidiary	Incorporation
Access Financial Solutions, Inc.	Maryland
Delta Manlift (SAS)	France
Fulton International, Inc.	Delaware
JLG Deutschland, GmbH	Germany
JLG Equipment Services Europe S.A.R.L	France
JLG Equipment Services, Inc.	Pennsylvania
JLG Equipment Services Ltd.	Hong Kong
JLG Europe BV	Netherlands
JLG France Sarl	France
JLG Industries (Italia) S.r.L	Italy
JLG Industries (Norge) AS	Norway
JLG Industries (Proprietary) Ltd.	South Africa
JLG Industries (United Kingdom) Ltd.	United Kingdom
JLG Latino Americana Ltda	Brazil
JLG Manufacturing Europe BVBA	Belgium
JLG Manufacturing Services Europe Maatschap	Belgium
JLG OmniQuip, Inc.	Delaware
JLG Polaska Sp z.o.o	Poland
JLG Properties (Australia) Pty. Ltd.	Australia
JLG Service Plus, Inc.	Delaware
JLG Sverige AB	Sweden
Platformas Elevadoras JLG Iberica S.L	Spain
Premco Products Inc.	Delaware
The Gradall Company	Ohio